November 3, 1999

Northstar Electronics, Inc.
Suite 1455 - 409 Granville Street
Vancouver, B.C. V6C 1T2

Re: Registration Statement on Form SB-1

Dear Sirs:

You have requested that I provide an opinion of counsel with respect to the issuance of certain common shares of Northstar Electronics, Inc. (the "Company") for inclusion in your filing with the Securities and Exchange commission("SEC") of the Registration Statement Form SB-1 ("SB-1"). More specifically, you have asked that I provide an opinion as to whether the shares registered in the SB-1 are, or will be deemed validly issued, fully paid and non-assessable.

I have been retained as outside counsel by the Company only to render the above noted opinion and have not provided the Company with other services in connection with the preparation and filing of the SB-1. In preparing my opinion, I have reviewed the SB-1 document filed with the SEC, the Articles of Incorporation and By-Laws of the Company, applicable Minutes of the Board of Directors of the Company, and various other documents incident to the issuance of said shares.

Based on the foregoing, and assuming the accuracy and completeness of all information supplied by the Company, and having regard for the legal considerations which I deem relevant, I am of the opinion that
(1) the Company is a corporation duly organized and validly existing under the laws of the state of Delaware; (2) the Company has taken all requisite corporate action and all action required by laws of the state of Delaware with respect to the authoriaztion, issuance, and sale of the Company's common stock to be registered by its Registration Statement Form SB-1; (3) the 200,000 shares issued in January, 1999, under an exemption to registration under Reg-S, and intended to be registered in the current SB-1 filing, have been validly authorized and issued, and are fully paid and non-assessable; and (4) the 800,000 shares to be offered under the SB-1 registration at an offering price of $1.00 per share, when issued and distributed pursuant to the offering statement, will be validly authorized and issued, and fully paid and non-assessable shares of the common stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form SB-1 and to any referance to my services in the prospectus.

Yours truly,


/s/ Jeffrey A. Nichols

Jeffrey A. Nichols
388 Market St.
Suite 500
San Francisco, CA 94111
Phone: 415/433-1178
Fax:   415/433-1182